UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 15, 2009

BLACKHAWK CAPITAL GROUP BDC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	814-00678 (Commission File Number)	20-1031329 (IRS Employer Identification No.)

14 Wall Street, 11th Floor New York, New York (Address of principal executive offices)	10005 (Zip Code)

Registrant’s telephone number, including area code: (212) 566-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On January 15, 2009, Blackhawk Capital Group BDC, Inc., a Delaware corporation ("Blackhawk") entered into a Subscription Agreement and Purchaser Questionnaire ("Agreement") with EquitySmith, Inc. ("ESI") pursuant to which ESI agreed to purchase 600,000 shares ("Shares") of common stock, $0.00001 par value per share ("Common Stock") at a purchase price of $5.00 per share, for an aggregate purchase price of $3,000,000.  Blackhawk's offering ("Offering") of the Shares to ESI was pursuant to a Rule 506 private placement offering being conducted by Blackhawk under Regulation D of the Securities Act of 1933, as amended ("Securities Act").  The Offering is being made pursuant to Rule 506 and only to "qualified institutional buyers" ("QIBs") and "accredited investors" as those terms are defined under the Securities Act.  The Agreement contains customary representations and warranties on behalf of Blackhawk and ESI.  The Shares ESI will purchase pursuant to the Agreement represent approximately 1.81% of Blackhawk's outstanding shares of Common Stock.  ESI has the right to syndicate all or part of its $3,000,000 investment to third-party QIBs.  There are no conditions for the closing of the purchase of the Shares by ESI.  As of the date of this Form 8-K, the closing has not occurred.

Blackhawk retained John W. Loofbourrow Associates, Inc. ("JWL") and ESI to act as placement agents to raise equity capital in the Offering for Blackhawk pursuant to a placement agreement dated January 16, 2009 ("Placement Agreement").  JWL and ESI will solicit interest from a limited number of potential investors who are QIBs and "accredited investors" in connection with raising equity capital for Blackhawk in the Offering.  In return for the placement agents' services, subject to the provisions of this paragraph and the Placement Agreement, Blackhawk will pay a placement agent a cash fee equal to ten percent (10%) of the purchase price ($5.00 per share) of any securities placed with a prospective investor by a placement agent and purchased by the investor.  The placement fee for any shares of Common Stock purchased by ESI shall be payable to JWL.  Thus, ESI shall not receive any placement fees on shares purchased by it.  ESI has entered into the Agreement with Blackhawk (described in the paragraph above) pursuant to which it will purchase in the aggregate 600,000 shares for $3,000,000.  ESI has the option to syndicate all or part of its $3,000,000 investment to third-party QIBs.  The Financing Fee associated with the sale of shares up to $3,000,000 to ESI shall be payable to Loofbourrow.  Financing Fees for all remaining Shares sold in the Offering will be split 70% to Loofbourrow and 30% to ESI for sales of shares of $3,000,001 to $4,000,000, and 100% to ESI for the sales of the remaining shares up to the maximum offering of $10,000,000.  Blackhawk does not have to reimburse a placement agent for its expenses.  The Placement Agreement commenced on January 16, 2009 and terminates on the earliest to occur of:  (i) ten (10) calendar days after written notice given to Blackhawk by Loofbourrow or ESI of a potential investor purchasing at least 600,000 shares that will close on the purchase of shares within five (5) calendar days of the date of such written notice; (ii) twenty-eight (28) calendar days from January 16, 2009; or (iii) the date of closing and funding by any investor of a subscription agreement for a minimum of 600,000 Shares (the "Term").  The parties may extend the Term by mutual agreement.  The Placement Agreement contains customary indemnification and confidentiality provisions.  The Placement Agreement also provides that for a period of one year from the termination date of the Placement Agreement, if a placement agent enters into a selling group in any subsequent securities offerings of Blackhawk, then a placement agent shall receive additional financing fees if Blackhawk sells securities to those investors previously introduced by a placement agent.  The additional fees payable to a placement agent will be at the same rate as any underwriting or placement fees that are listed in any Blackhawk future offering memorandum or prospectus.

The Placement Agreement further provides that Blackhawk shall have the right to identify investors with which it has affiliations who would be suitable QIBs and accredited investors for the Offering ("Company-Introduced Investors").  In the event that Blackhawk decides that these investors are suitable for the Offering and these investors purchase securities in the Offering, no fees shall be due to JWL and ESI respecting shares purchased by Company-Introduced Investors.

Section 3	Securities and Trading Markets
Item 3.02	Unregistered Sales of Equity Securities

(a)           Reference is made to the disclosure set forth in Item 1.01 above which is fully incorporated herein by reference which describes Blackhawk's sale of the Shares to ESI and the details of such sale, which information is fully incorporated herein by reference.

(b)           Reference is made to the disclosure set forth in Item 1.01 above which is fully incorporated herein by reference which describes Blackhawk's sale of the Shares to ESI and the details of such sale, which information is fully incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009	BLACKHAWK CAPITAL GROUP BDC, INC.

	By:	/s/ Craig A. Zabala
Craig A. Zabala Chief Executive Officer